Exhibit 10.23
May 17th, 2021
Derek White
Anticipated Start Date: May 31st, 2021
Position.
You will start in a full-time position as CEO of Galileo and Head of SoFi International, and you will initially report to Anthony Noto, Chief Executive Officer. By signing this letter, you confirm with Galileo Financial Technologies, LLC. (the "Company") that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
Compensation and Employee Benefits.
You will be paid a starting salary of $500,000 per year, payable on the Company’s regular payroll dates.
You are eligible for an annual discretionary bonus of 100% of your annual base salary, dependent upon company as well as individual performance. The bonus, if earned, will be paid out no later than Q1 of the following year.
Sign On Bonus. In addition, we will provide you with a sign-on bonus in the amount of $2,000,000 which will be advanced to you within your first 30-days. The sign-on bonus is being provided in anticipation of your working at the Company for at least two years, and is not earned until the second anniversary of your employment. If you voluntarily terminate your employment within 24 months of your start date or are terminated for Cause (which is defined as (i) a willful failure to perform your duties and responsibilities to the Company or your violation of any written Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) a material breach of any of your obligations under any written agreement or covenant with the Company), you agree to repay the Company 100% of the amount of the sign-on advance that you received, which must be repaid to the Company on or before your last day of employment.
Restricted Stock Units. Subject to the approval of the Company’s Board of Directors, you will be granted $20,000,000 in restricted stock (“RSUs”). These RSUs will vest to you over time with 25% of the RSUs granted vesting on the 6-month anniversary of your vesting commencement date. Vesting commencement dates are on the 14th of the third month of each quarter. The remainder will vest in equal amounts over the next 14 quarters, provided you remain employed with the Company. The RSU grant will be subject to the terms and conditions of the Company’s standard form of award agreement that is applicable to RSUs granted under the stock plan then in effect (“Stock Plan”) as described therein and in the applicable RSU agreement, which you will be required to sign. Your grant will include language stating that 100% of the then unvested RSUs will vest and become exercisable upon the occurrence of a Change of Control, as defined in the Company’s applicable Stock Plan and such other terms as stated in the grant agreement. In the event that you voluntarily resign or your employment is terminated for Cause as defined in the applicable Stock Plan within 12 months of your start date, you agree to repay the Company 50% of the value of your then-vested RSUs at the value of the date of grant, which must be repaid to the Company on or before your last day of employment.
Additionally, subject to the approval of the Board of Directors, you will be granted 750,000 performance stock units under the 2021 SoFi Technologies Stock Plan, which will be subject to the terms and conditions of that Plan.
Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Chief Executive Officer.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. The outside activities outlined in Exhibit A to the confidential information and invention assignment agreement are attached.
Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
Pre-Employment Check. We are extending this offer contingent upon our satisfaction with the results of a reference check and career, educational and criminal history background checks,

depending on your position and location. Please note that due to COVID-19, we may be unable to complete those checks prior to your anticipated start date. We will complete those checks as soon as we are able to, but your future employment with Galileo remains contingent upon our satisfaction with the results of those checks.
Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
If you wish to accept this offer, please sign and date both this letter and the enclosed Confidential Information and Invention Assignment Agreement. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 21st, 2021.
We look forward to having you join us, with an anticipated start date of May 31st, 2021.

Very truly yours,

Galileo Financial Technologies, LLC.

	By:	/s/ Anna Avalos

Anna Avalos
Head of People

ACCEPTED AND AGREED:

Derek White

/s/ Derek White
(Signature)

May 17, 2021
Date

Attachment A: Sign-On Bonus Agreement
As stated in your offer letter, Galileo Financial Technologies, LLC. has agreed to pay you a sign-on bonus in the amount of $2,000,000 in anticipation of your working at the Company for at least two years, which is not earned until the second anniversary of your employment. If you voluntarily terminate your employment within 24 months of your start date or are terminated for Cause (which is defined as (i) a willful failure to perform your duties and responsibilities to the Company or your violation of any written Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) a material breach of any of your obligations under any written agreement or covenant with the Company), you agree to repay the Company 100% of the amount of the sign-on advance that you received, which must be repaid to the Company on or before your last day of employment.
I acknowledge that I have read and understand this Agreement, and agree to its terms.

ACCEPTED AND AGREED:

Derek White

/s/ Derek White
(Signature)

May 17, 2021
Date

GALILEO

Galileo Financial Technologies, LLC.

# CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Derek White

Effective Date: May 31st, 2021